PSC Approves Tidewater Utilities Rate Settlement

ISELIN, NJ – 08/21/2014 -- Middlesex Water Company (NASDAQ: MSEX), a provider of water, wastewater and related services, has announced that the Delaware Public Service Commission (PSC) has approved a $0.8 million increase in the base water rates of its wholly-owned subsidiary, Tidewater Utilities, Inc, effective August 19, 2014. The increase resulted from a settled agreement with the Staff of the PSC and the Delaware Division of the Public Advocate. In an application filed with the PSC in November 2013, Tidewater sought an increase in base rates of $3.9 million to reflect increased costs of operations, maintenance and taxes as well as capital improvements of approximately $12.8 million made since the Company’s last rate filing. Subsequently, Tidewater updated its request seeking a lower increase in the amount of $2.5 million resulting primarily from significantly lower employee benefit plan costs.

Under PSC regulations, Tidewater had implemented interim rates on February 6, 2014, which amounted to approximately $0.8 million of additional revenues billed through August 18, 2014. This is approximately $0.4 million above collected revenues when compared to the new final base rates, which will be returned to our Tidewater customers in the form of a one-time bill credit.

Tidewater Utilities is the largest private water supplier south of the Chesapeake & Delaware Canal in Delaware and operates 158 wells and 83 water plants to serve 34,000 homes and business customers in 300 communities. Its service area extends from lower New Castle County in the north of Delaware to Sussex County near the state’s southern border. For more information about Tidewater, visit www.tuiwater.com. Tidewater’s parent company, Middlesex Water Company, (NASDAQ:MSEX) organized in 1897, provides regulated and unregulated water and wastewater utility services in New Jersey and Delaware through various subsidiary companies. For additional information regarding Middlesex Water Company, visit www.middlesexwater.com.

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Contact:

Bernadette Sohler

Vice President - Corporate Affairs

Middlesex Water Company

(732) 638-7549

www.middlesexwater.com